FLEXTRONICS CONFIDENTIAL

Flextronics Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement ("Agreement") is entered into this 18th day of May 2012 (the "Effective Date") by and between Innovation in Motion, Inc. having its place of business at 525 Technology Park, Suite 165, Lake Mary, Florida 32746, USA ("Customer") and Flextronics Industrial, Ltd. having its place of business at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius ("Flextronics").

Customer desires lo engage Flextronics to perform manufacturing services as further set forth in this Agreement. The parties agree as follows:

I.	DEFINITIONS

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit I attached hereto and incorporated herein by reference.

2.	MANUFACTURING SERVICES

2.1.         Work. Customer hereby engages Flextronics to perform the work (hereinafter "Work"). "Work'' shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter "Product(s)") pursuant to detailed written Specifications. The "Specifications" for each Product or revision thereof, shall include but are not limited lo bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Customer and included in Flextronics 's production document management system and maintained in accordance with the terms of this Agreement are incorporated herein by reference as Exhibit 2.1. This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products. In the event that Customer requires any such services, the parties will enter in to a separate agreement. In case of any conflict between the Specification s and this Agreement, this Agreement shall prevail.

2.2.         Engineering Changes. Customer may request that Flextronics incorporate engineering changes in to die Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and the Customer has issued a purchase order for the implementation costs.

2.3.         Tooling; Non -Recurring Expenses; Software. Customer shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses, lo be set forth in Flextronics's quotation described in Exhibit 2.3. Customer may request Flextronics to apply commercially reasonable efforts to mark such Product-specific tooling or equipment per Customer 's reasonable instructions. All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop is and shall remain the property of Customer.

2.4.         Cost Reduction Projects. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such a elimination of Materials, redefinition of Specifications and re-design of assembly or test methods. Upon implementation of such ways that have been initiated by Flextronics and approved by Customer, Flextronics will receive 50% of the demonstrated cost reduction for six months. Customer will receive 100% of the demonstrated cost reduction upon implementation of such ways initiated by Customer.

3.	FORECASTS; ORDERS; FEES; PAYMENT

3.1.         Forecast. Customer shall provide Flextronics, on a monthly basis, a rolling twelve (12) month forecast indicating Customer's monthly Product requirements. The first ninety (90) days of the forecast will constitute Customer's written purchase order for all Work to be completed within the first ninety (90) day period. Such purchase orders will be issued in accordance with Section 3.2 below.

3.2.         Purchase Orders; Precedence. Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications. The parties agree that the terms and condition s contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.

3.3.         Purchase Order Acceptance . Purchase orders shall normally be deemed accepted by Flextronics, provided however that Flextronics may reject any purchase order: (a) that is an amended order in accordance with Section 5.2 below because the purchase order is outside of the Flexibility Table; (b) if the fees reflected in the purchase order are inconsistent with the parties' agreement with respect lo the fees; (c) if the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table; or (d) if a purchase order would extend Flextronics's liability beyond Customer 's approved credit line. Flextronics shall notify Customer of rejection of any purchase order within five (5) business days of receipt of such purchase order.

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3.4.	Fees; Changes; Taxes.

(a)         The fees will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List attached hereto and incorporated herein as Exhibit 3.4 (the "Fee List"). If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the tem1s of this Agreement.

(b)         Customer is responsible for additional fees and costs due to: (a) changes to the Specification s; (b) failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (c) any pre-approved expediting charges reasonably necessary because of a change in Customer's requirements.

(c)         The fees may be reviewed periodically by the parties. Any changes and timing of changes shall be agreed by the parties, such agreement not lo be unreasonably withheld or delayed. By way of example only. the fees may be increased if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond nom1al variations in pricing or currency exchange rates as demonstrated by Flextronics. As an additional example, fees may be reduced due to cost reductions as described in section 2.4 above.

(d)         All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and an y duties, and Customer shall be responsible for al l such items. This subsection (d) does not apply to taxes on Flextronics's net income.

(e)         Fees are exclusive of shipping costs. All shipping costs will be quoted and mutually agreed upon by the parties based on the ship from and ship to locations.

(t)         The Fees List will be based on the exchange rate(s) for converting the purchase price for Inventory denominated in the Parts Purchase Currency(ies) into the Functional Currency. The fees will be adjusted, on a monthly basis based on changes in the Exchange Rate(s) as reported on the last business day of each month for the following month to the extent that such Exchange Rates change more than /- 0.75% from the prior month (the "Currency Window "). "Exchange Rate(s)" is defined as the closing currency exchange rate(s) as reported on Reuters' page FIX on the last business day of the current month prior to the following month. "Functional Currency" means the currency in which al l payments are to be made pursuant to Section 3.5 below. "Parts Purchase Currency(ies)" means U.S. Dollars, Japanese Yen and/or Euros to the extent such currencies are different from the Functional Currency and are used to purchase Inventory needed for the performance of the Work forecasted to be completed during the applicable month.

3.5.         Payment. The parties agree that, until such a time as Flex Ironies, in its sole reasonable judgment, shall issue written credit approval for Customer, payment shall be made in advance and Work shall not commence until payment for the corresponding Work to be performed is received and is cleared by Flextronics. After such credit approval from Flextronics, the parties may mutually agree whether the fees for Work are pa id for by installment payments over a defined term or some other applicable method of payment: such applicable method of payment shall be set out in the Fee List. Customer agrees to pay all invoices in U.S. Dollars with in thirty (30) days of the date of the invoice.

3.6.         Late Payment. Customer agrees to pay one and one-half percent ( 1 .5%) monthly interest on al l late payments. Furthem1ore, if Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able lo pay, Flextronics may (a) slop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received:(b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the ex tent that Flextronics's personnel cannot be reassigned to other billable work during such stoppage and/or in die event restart cost are incurred, invoice Customer for additional fees before the Work can resume. Customer agrees to provide all necessary financial information required by Flextronics from time to time iJ1 order to make a proper assessment of the crcditword1iness of Customer.

3.7.        Letter of Credit or Esc row Account. Upon Flextronics's request at any time during the term of this Agreement, Customer agrees to obtain and maintain a stand-by letter of credit or escrow account on behalf of Flextronics to minimize the financial risk to Flextronics for its performance of the Work under this Agreement. The stand-by letter of credit or escrow account shall be for a minimum period of time of six (6) months and shall be for a total amount that is equal to the total value of the risks associated with Inventory, Special Inventory, and the accounts receivable from Customer. The calculation shat I be based upon the forecast provided by Customer pursuant to Section 3. I . The draw down procedures under the stand-by letter of credit or the escrow account shall be determined solely by Flextronics. Flextronics will, in good faith, review Customer's credit worthiness periodically and may provide more favorable terms once it feels it is prudent to do so.

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4.	MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1.       Authorization to Procure Materials, Inventory and Special Inventory. Customer's accepted purchase orders and forecast will constitute authorization for Flextronics to procure, without Customer's prior approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Customer's purchase orders and forecast as follows: Long Lead-Time Materials as required based on the Lead Time when such purchase orders arc placed and Minimum Order Inventory as required by the supplier. Flextronics will only purchase Economic Order Inventory with the prior approval of Customer.

4.2.       Customer Controlled Materials. Customer may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms. Customer acknowledges that the Customer Controlled Materials Terms will directly impact Flextronics's ability to pcrfom1under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Customer Controlled Materials Terms will create an additional cost that is not covered by this Agreement, then Flextronics will notify Customer and the parties will agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Controlled Materials Terms or (c) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Customer agrees to provide copies to Flextronics of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreement with suppliers. Customer agrees not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Material Terms with suppliers that will negatively impact Flextronics's procurement activities.

4.3.       Preferred Supplier . Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AYL the Materials required to manufacture the Product. Customer shall give Flextronics every opportunity to be included on AVLs for Materials that Flextronics can supply, and if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer. Flextronics shall be included on such AVLs. If Flextronics is on an AVL and its prices and quality are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Material s from itself. For purposes of this Section 4.3 only, the term "Flextronics" includes any companies affiliated with Flextronics.

4.4.       Customer Responsibilitv for Inventorv and Special Inventory. Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics under this Section 4.

4.5.       Materials Warranties. Flextronics shall endeavor to obtain and pass through to Customer the following warranties with regard to the Materials (other than Production Materials): (i) conformance of the Materials with the vendor's specifications and/or with the Specifications; (ii) that the Materials will be free from defects in workmanship; (iii) that t11e Materials will comply with Environmental Regulations; and (iv) that the Materials will not infringe the intellectual property rights of third parties.

4.6.       Con signed Materials. In the event Customer consigns components, materials, or supplies to be used by Flextronics in the manufacture of the Product ("Con signed Materials"), Customer agrees to consign adequate quantities to timely manufacture Products and agrees to compensate Flextronics to the extent that Flextronics's personnel cannot be reassigned to other billable work during any Work stoppage and cover any production-related attrition at Customer's sole expense. Title to Consigned Materials remains at all times with Customer and Flextronics has no obligation to purchase the Consigned Material s. Flextronics shall ensure that such Consigned Materials will be allocated part numbers to indicate Customer's ownership. Flextronics will bear responsibility for any damage or loss of Consigned Materials related to nonproduction causes while they are on the premises of Flextronics. Upon reasonable notice to Flextronics and mutual agreement between the parties, Customer may observe the warehouse space in which the Consigned Materials are stored.

5.	SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1.       Shipments. All Products delivered pursuant Lo the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer's destination specified in the applicable purchase order. Shipments will be made EXW (Ex works, Incoterms 2010) Flextronics's facility, a t which time risk of loss and title will pass to Customer. Customer shall be the importer of record. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer. In the event Cu5.1omer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.

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5.2.	Quantity In creases and Shipment Schedule Changes.

(a) For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the "Flexibility Table''):

Maximum Allowable Variance From Accepted Purchase Order Quantities /Shipment Dates

# of days before	Allowable	Maximum	Maximum
Shipment Date	Quantity	Reschedule	Reschedule
on Purchase Order	Increases	Quantity	Period
0-14	0%	0%	0
15-30	10%	0%	0
31 -60	20%	10%	30 days
61 -90	30%	20%	30 days

Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Quantity cancellations are governed by the tem1s of Section 5.3 below. Any purchase order quantities increased or rescheduled pursuant to this Section 5.2 (a) may not be subsequently increased or rescheduled.

(b) All reschedules to push out delivery dates outside of the table in subsection (a) require Flextronics's prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval from Flextronics for such reschedules, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved reschedule, then Customer will pay Flextronics the Monthly Charges for any such reschedule, calculated as of the first day after such reschedule for any Inventory and/or Special Inventory that was procured by Flextronics to support the original delivery schedule that is not used to manufacture Product pursuant to an accepted purchase order with in thirty (30) days of such reschedule. In addition, if Flextronics notifies Customer that such Inventory and/or Specia1 Inventory has remained in Flextronics's possession for more than ninety (90) days since such reschedule, then Customer agrees to immediately purchase any elected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs. In addition, any finished Products that have already been manufactured to suppo1i the original delivery schedule will be treated as cancelled as provided in Sections 5.3 and 5.4 below.

(c) Flextronics w ill use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability. All reschedules or quantity increases outside of the table in subsection (a) require Flextronics's approval, which, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the flexibility table in subsection (a) and if there are extra costs to meet such reschedule or increase, Flextronics will inform Customer for its acceptance and approval in advance.

(d) Any delays in the normal production or interruption in the workflow process caused by Customer's changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Material s where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5 .2 for the period of such delay. In addition, Customer shall be responsible for costs related to adjusting foreign currency hedging contracts due to changes in cash flows resulting from such delays.

(e) For purpose ·of calculating the amount of inventory and Special Inventory subject to subsection (b), the "Lead Time" shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory.

5.3.	Cancellation of Orders and Customer Responsibility for Inventory

(a) Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics's prior written approval, which, in its sole discretion may or may not be granted. If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific teams with respect to any approved cancellation, then Customer will pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Product or Inventory or Special Inventory and/or Special Inventory has remained in Flextronics's possession for more than thirty (30) days since such cancellation, then Customer agrees to immediately purchase from Flextronics such Product, Inventory and/or Special Inventory by paying the Affected Inventory Costs. In addition, Flextronics shall calculate the cost or gain of unwinding any currency hedging contracts entered in to by Flextronics to support the cancelled purchase order(s). Should the unwinding result in a loss to Flextronics, Customer agrees to cover such loss amount for Flextronics immediately upon receipt of an invoice for such amount. Should the unwinding result in a gain to Flextronics, a credit note will be immediately issued to Customer.

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(b) If the forecast for any period is less than the previous forecast supplied over the same period. that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.

(c) Products that have been ordered by Customer and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled and Customer will be responsible for such Products in the same manner as set forth above in Section 5.3(a).

(d) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (a), the "Lea d Time" shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement, whichever is longer.

5.4.           Mitigation of inventory and Special Inventory Prior to invoicing Customer for the amounts due pursuant to Sections 5.2 or 5.3, Flextronics will use reasonable commercial efforts for a period of thirty (30) days, to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. Customer shall pay amounts due under this Section 5 with in ten (10) days of receipt of an invoice. Flextronics will hip the Inventory and Special Inventory paid for by Customer under this Section 5.4 to Customer promptly upon said payment by Customer. In the event Customer does not pay within ten (I 0) days, Flextronics will be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within ten (10) days of its receipt of the invoice.

5.5.           No Waiver. For the avoidance of doubt, Flextronics's failure to invoice Customer for any of the charges set forth in this Section 5 does not constitute a waiver of Flextronic’s right to charge Customer for the same event or other similar events in the future.

6.	PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANT Y

6.1.           Product Acceptance. The Products delivered by Flextronics will be inspected and tested as required by Customer within ten ( I 0) days of receipt at the "ship to" location on the applicable purchase order. If Products do not comply with the ex press limited warranty set forth in Section 6.2 below, Customer has the right to reject such Products during said period. Products not rejected during said period will be deemed accepted. Customer may return defective Products, freight collect after obtaining a return material authorization number from Flextronics to be displayed on the ·hipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at Flextronics 's option, and returned freight prepaid . Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

6.2.           Express Limited Warranty. This Section 6.2 set<; forth Flextronics's sole and exclusive warranty and Customer's sole and exclusive remedies with respect to a breach by Flextronics of such warranty.

(a)   Flextronics warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of twelve (12) months from the date of shipment. In addition, Flextronics warrants tl1at Production Materials are in compliance with Environmental Regulations.

(b)   Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Materials and/or Customer Controlled Materials and/or Consigned Materials; (ii) defects resulting from the Specifications or the design of the Products: (iii) Product that has been abused, damaged , altered or misused by an y person or entity after title passes to Customer; (iv) first articles, prototypes, pre production units, test units or other similar products: (v) defects resulting from tooling, designs or instructions produced or supplied by Customer, or (vi) the compliance of Materials or Products with any Environmental Regulations. Customer shall be liable for costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics's ex press limited warranty.

(c)   Upon any failure of a Product to comply with this ex press limited warranty, Flextronics's sole obligation, and Customer's sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

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(d)    Customer will provide its own warranties directly to any of its end users or other third parties. Customer will not pass d1rough to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore. Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

6.3.         No Representation s or Other Warranties. FLEXTRONICS MAKES NO REPRESENTATIONS AND NO OTHER WARRANTI ES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS , EXPRESS, IMPLI ED, STATUTORY , OR IN ANY OTHER PROVISION Of THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICA LLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRING EMENT .

7.	L TELLECTUAL PROPERTY LICENSES

7.I .. Licenses. Customer hereby grants Flextronics a non-exclusive license during the term of this Agreement to use Customer's patents, trade secrets and other intellectual property as necessary to perform Flextronics's obligations under this Agreement.

7.2. No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of me intellectual property rights of the other party are given or intended to be given to such other party.

8.	TERM AND TERMINATION

8.1. Term. The term of this Agreement shall commence on the dale hereof above and shall continue for three (3) years thereafter until terminated as provided in Section 8.2 (Termination) or 10.8 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) days or more prior to the end of any term.

8.2. Termination. This Agreement may be terminated by either party (a) for convenience upon ninety (90) days written notice to the other party, or (b) if the other party defaults in any payment to the tem1inating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to d1e od1er party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues without remedy for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party; or (d) pursuant to Section I 0.8 (Force Majeure).

8.3. Effect of Expiration or Termination . Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3, and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics's express limited warranty in Section 6.2 above. Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement except for breaches of Section 6.2, 9.1, 9.2, or I 0.1 .. Sections l , 3.5, 3.6, 3.7, 4, 5.2, 5.3, 5.4 , 6.2.6.3, 7, 8, 9, and 10 shall be the only terms that shall su1vive any termination or expiration of this Agreement.

9.	INDEMNIFICATION; LIABILITY LIMITATION

9.1. Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, Customer and all directors, officers, employees, and agents (each, a "Customer Indemnitee") from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys' fees (collectively. "Damages") incurred by or assed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the ex tent such injury or damage has been caused by the breach by Flextronics of its ex press limited warranties related to Flextronics's workmanship and manufacture in accordance with the Specification s only as further set forth in Section 6.2;

(b) any infringement of the intellectual property rights of any third party but solely to the ex tent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and Core test the Products; provided that Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics's manufacture, assembly or test of the Product in accordance with the Specifications; or

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(c) noncompliance with any Environmental Regulations but solely to the ex tent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products: provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics's manufacture of the Product in accordance with the Specifications.

9.2. Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and it affiliates, and a l l directors, officers, employees and agents (each, a "Flextronics Indemnity") from and against all Damages incurred by or assessed against an y of the foregoing to the ex tent the same arise out of, are in connection with, are caused by or arc related to third -party claims relating to:

(a) any failure of any Product (and Material s contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by Flextronics's breach of its express limited warranties set forth in Section 6.2 hereof;

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics's breach of its express limited warranties related to Flextronics's workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof, or

(c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 9.1(b) above.

9.3. Procedures for Indemnification. With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through cow1sel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement , compromise or discharge of such third-party claim.

9.4. Sale of Products En joined . Should the use of an y Product be enjoined for a cause stated in Section 9.l(b) or 9.2(c) above, or in the event the indemnifying party desires lo minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, the indemnifying party's sole responsibility is lo either substitute a full y equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction. or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast will be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Sections 5.3 and 5.4 hereof Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, iJ1 the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

9.5. No Other Liability. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 9.1 AND 9.2 ABOVE OR SECTION 10.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY "COVER" DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PAR TIES AGREE MAY NOT BE CONSIDERED "DIRECT'' DAM AGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYR IGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RJGHTS.

FLEXTRONICS CONFIDENTIAL

10.	MISCELLANEOUS

10.1. Confidentiality .. Each party shall refrain from using any and all Confidential information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information , no party shall disclose or facilitate disclosure of Confidential In formation of the disclosing party to anyone without the prior written consent of the disclosing party except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such in formation for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Not withstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party's receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party's written request or (ii) termination of this Agreement. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof. The existence and terms of this Agreement shall be confidential in perpetuity.

10.2. Use of Flextronics Name is Prohibited . The existence and terns of this Agreement are Confidential Information and protected pursuant to Section I 0.1 above. Accordingly, Customer may not use Flextronics's name or identity or any other Confidential Information in any adve1tisiJ1g, promotion or other public announcement without the prior express written consent of Flextronics.

103. Entire Agreement; Severability . This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreement<; and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maxi mum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

10.4. Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

10.5. Independent Contractor. Neid1er party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create an y obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.6. Expenses . Each party shall pay its own expenses in coru1ection with the negotiation of this Agreement. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees) from the other party.

10.7. Insurance. Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement.

10.8. . Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligation s under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a "Force Majeure"), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused , and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform with in ninety (90) days after such event, the other party may terminate the Agreement.

10.9. Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Not withstanding the foregoing, Flextronics may assign some or all of its rights and obligations under this Agreement to an affiliated Flextronics entity.

FLEXTRONICS CONFIDENTIAL

10.10. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail return receipt requested, postage prepaid; or (d) one ( I ) day after deposit with a commercial overnight carrier. All communication will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

10.1l. Governing Law; Disputes Resolution; Waiver of Jury Trial.

(a) This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York and the parties hereby consent to the personal and exclusive jurisdiction and venue of the New York state courts and the Federal courts located in New York. Not with standing the foregoing except with respect to enforcing claims for injunctive or equitable relief. an y dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application . breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud will be submitted for resolution by binding arbitration in accordance with the rules of the American Arbitration Association . The arbitration w ill be held in New York , New York and it shall be conducted in the English language. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Not withstanding the above, each party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

(b) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES. WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION , THE PARTIES HEREBY KNOWINGLY ANO VOLUNTA RI LY, AND HAYING HAO AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. To the extent applicable, in the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timel y file in the applicable court a mutual consent to waive any statutory or other requirementS for a trial by jury .

10.12. Even-Handed Construction . The tern1s and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its tem1s and conditions not be construed against any party merely becau se it was prepared by one of the parties.

10.13. Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. AU documents exchanged under this Agreement shall be in English .

10.14. Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

Innovation Jn Motion, Inc.:	Flextronics Industrial, Ltd .:

By: David S. Jones	By: Mann y Marimuthu
Title: President ru1d CEO	Title: Director

FLEXTRONICS CONFIDENTIAL

EXHIBIT 1

DEFINITIONS

" Affected Inventory Costs''	shall mean :(i ) 1 10% of the Cost of all affected Inventory and Special Inventory in Flextronics's possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) 105% of tJ1c Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any vendor cancelation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product, and (v) expenses incu1Ted by Flextronics related to labor and equipment specifically put in place to suppo1 i the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

''Approved Vendor List" or "AVL "	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

" Confidential Information"	shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked "Confidential" or the like or, if delivered verbally, confirmed in writing to be "Confidential" within 30 days of the initial disclosure. Confidential information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party's data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

" Cost "	shall mean the cost represented on the bill of material supporting the most current fees for Products at the time of cancellation , expiration or termination,as applicable.

"Customer Controlled Materials"	shall mean those Materials provided by Customer or by suppliers with whom Customer has a commercial contractual or non- contractual relationship.

" Customer Controlled Materials Terms"	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials.

"Customer Indemnities "	shall have the meaning set forth in Section 9. I .

" Damages''	shall have the meaning set forth in Section 9.I.

" Economic Order Inventory"	shall mean Materials purchased in quantities, above the required run out for purchase orders, in order to achieve price targets for such Materials.

"Environmental Regulations"	shall mean any hazardous substance content laws and regulations including, without l imitation , those related to the EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

" Fee List"	shall have the meaning set forth in Sect ion 3.4.

"Flexibility Table"	shall have the meaning set forth in Section 5.2.

FLEXTRONICS CONFIDENTIAL

"Flextronics indemnity"	shall have the meaning set forth in Section 9.2.

"Force Majeure"'	shall have the meaning set forth in Section I 0.8.

"Inventory"	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order from Customer.

"Lead Time(s)"	shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics's facility to the completion of the manufacture , assembly and test processes.

"Long Lead Time Materials''	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.

"Materials''	shall mean components, parts and subassemblies that comprise the Product and that appear on the bill of materials for the Product.

''Materials Procurement Lead Time"	Shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics's M RP system or (b) the actual leadtime, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

''Minimum Order Inventory"	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes avail able from the supplier.

"Monthly Charges"	shall mean a finance carrying charge of one and one-half percent ( 1.5%) and a storage and handling charge of one-half of one percent (0.5%). in each case of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

"Product"	shall have the meaning set forth in Section 2.1.

" Production Materials"	shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux , and glue. Production Materials do not include any such production materials that have been specified by the Customer or any Customer Controlled Material s.

"Special Inventory"	shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.

"Specifications"	shall have the meaning set forth in Section 2.1.

" Work "	shall have the meaning set forth in Section 2.1.

FLEXTRONICS CONFIDENTIAL

EXHIBIT 2.1

SPECIFICATIONS

Incorporated by reference only.

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EXHIBIT 2.3

TOOLING; NON -RECURRING EXPENSES; SOFTWARE

To be attached or incorporated by reference.

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EXHIBIT 3.4

FEE USD

To be attached or incorporated by reference.

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